Exhibit E

STRICTLY CONFIDENTIAL

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, is dated as of November 14, 2023 (this “Agreement”), by and between Edgio, Inc., a Delaware corporation (the “Company”) and College Top Holdings, Inc., a Delaware corporation (the “Stockholder”).

RECITALS:

WHEREAS, as of the date hereof, the Stockholder beneficially owns 80,812,429 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”);

WHEREAS, concurrent with the execution of this Agreement, the Company is entering into series of financing transactions (collectively, the “Financing Transactions”) with Lynrock Lake Master Fund LP and or its affiliates and managed funds (collectively, “Lynrock”), including the entry into a new senior secured term loan with an aggregate principal amount of at least $60,000,000, the exchange of all of the Company’s existing 3.50% Convertible Senior Notes due 2025 held by Lynrock for newly issued 19.50% Senior Secured Convertible Notes due 2027 (the “Convertible Notes”) and the issuance to Lynrock of warrants to purchase shares of Common Stock (the “Warrants”);

WHEREAS, in order to implement certain aspects of the Financing Transactions, the Company will need, or has otherwise agreed, to seek the approval of the stockholders of the Company to (i) effect a reverse stock split of all outstanding shares of Common Stock; (ii) approve the issuance of all shares of Common Stock issuable upon conversion of the Convertible Notes and exercise of the Warrants; (iii) adjourn the meeting in the event that the requisite approval of stockholders is not obtained; (iv) amend the Company’s certificate of incorporation to provide that the approval of certain independent directors shall be required for the Company to certain bankruptcy-related matters; and (v) appoint two (2) independent members to the Board (collectively, the “Proposals”)

WHEREAS, pursuant to the terms of that certain Stipulation and Agreement of Settlement, Compromise, and Release (the “Stipulation”), dated September 29, 2023, that was entered into by and among the Company, solely for purposes of paragraph 3 therein, the Stockholder, and the other parties thereto, pursuant to which the Company and the Stockholder agreed, among other things, upon the Effective Date (as defined in the Stipulation), to enter into an Amended and Restated Stockholders Agreement (in the form set forth in Exhibit A to the Stipulation, the “Amended and Restated Stockholders Agreement”) pursuant to which, among other things, (i) with respect to all matters other than director elections, the Stockholder shall vote (x) 25% of the shares of Common Stock beneficially owned by the Stockholder pro rata with all other stockholders of the Company and (y) 75% of the shares of Common Stock beneficially owned by the Stockholder (such shares, the “Discretionary Shares”) at the Stockholder’s discretion, either in favor of the recommendation of the board of directors of the Company (the “Board”) or pro rata with all other stockholders of the Company; and (ii) with respect to director elections, the Stockholder may vote all shares of Common Stock beneficially owned by the Stockholder at the Stockholder’s discretion; and

WHEREAS, as a condition to the willingness of Lynrock to enter into the Financing Transactions, Lynrock has required that the Company and the Stockholder agree, and in order to induce Lynrock to enter into the Financing Transactions, the Stockholder is willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
VOTING

Section 1.01.     Voting of Common Stock.

(a)            The Stockholder irrevocably and, except for the conditions set forth expressly herein, unconditionally agrees that during the term of this Agreement, at any meeting of stockholders of the Company called to vote on any of the Proposals, the Stockholder shall:

(i)            appear at each such meeting or otherwise cause all of such Stockholder’s Covered Shares to be cast or provide such consent, in each case, in accordance with the applicable procedures relating thereto so as to ensure that all such Covered Shares are duly counted, including for purposes of calculating a quorum; and

(ii)            vote (or cause to be voted), or deliver (or cause to be delivered) an irrevocable written consent covering all of such Stockholder’s Covered Shares in favor of the Board’s recommendation on each Proposal.

(b)            For purposes of this Agreement, “Covered Shares” shall mean, with respect to any meeting of stockholders call to vote on any of the Proposals, all shares of Common Stock beneficially owned by the Stockholder that are entitled to vote at such meeting (whether acquired heretofore or hereafter); provided, however, that following the Effective Date, the Covered Shares shall be limited to the Discretionary Shares entitled to vote at such meeting.

(c)            Grant of Irrevocable Proxy; Appointment of Proxy.

(i)            THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, THE SECRETARY OF THE COMPANY, TOGETHER WITH HIS OR HER DESIGNEES, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (DURING THE TERM OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY AS INDICATED IN Section 1.01 HEREOF (THE “PROXY”). THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (DURING THE TERM OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES IN CONNECTION WITH THE MATTERS DESCRIBED IN Section 1.01 HEREOF (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(ii)            The Stockholder’s grant of the Proxy contemplated by subsection (c)(i) above shall be effective if, and only if, the Stockholder fails to vote the Covered Shares in the manner specified in Section 1.01. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the stockholders of the Company during the term of this Agreement.

(iii)            The Stockholder hereby affirms that the Proxy granted in subsection (c)(i) above is given by the Stockholder in connection with, and as a material inducement to the parties thereto to enter into, the Financing Transactions.

(iv)            The Stockholder will not intentionally take any action or fail to take any action with the primary purpose of causing Seller to fail to recognize the Proxy granted in this subsection (c).

(v)            The Proxy granted in this subsection (c) shall automatically expire at the termination of this Agreement.

ARTICLE II
TERM

Section 2.01.     Term. This Agreement shall terminate automatically, without any notice or other action of any party, and be void ab initio, upon the earlier of (i) approval by the stockholders of the Company of the Proposals, (ii) June 30, 2024 and (iii) the termination of the Financing Transactions in accordance with the terms thereof.

ARTICLE III
COVENANTS

Section 3.01.     Disposition of Stock by the Stockholder. During the term of this Agreement, the Stockholder shall not Transfer (other than a Permitted Transfer) (in each case, as defined in the Amended and Restated Stockholders Agreement) record or beneficial ownership of any shares of Common Stock subject to this Agreement owned of record or beneficially by the Stockholder as of the date hereof, or enter into any agreement or commitment to do any of the foregoing; provided, however, that any transferee of a Permitted Transfer shall execute a joinder to this Agreement agreeing to be bound by the terms hereof as if an original party hereto as a Stockholder with respect to any Common Stock beneficially owned thereby (whether acquired theretofore, thereat or thereafter). Any purported Transfer in violation of this Section 3.01 shall be void ab initio.

Section 3.02.     Acquired Common Stock. Any Common Stock with respect to which beneficial ownership is acquired by Stockholder during the term of this Agreement, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such Common Stock or upon exercise or conversion of any securities of the Company, if any, shall automatically become subject to the terms of this Agreement. Stockholder will promptly notify the Company in writing of any Common Stock acquired by Stockholder after the date hereof.

Section 3.03.     No Inconsistent Agreements. The Stockholder shall not enter into any agreement or grant any proxy or power of attorney with respect to the Covered Shares that is inconsistent with the terms of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Section 4.01.     Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)            Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and this Agreement constitutes valid and binding obligations of the Stockholder enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

(b)            Approvals. The execution, delivery and performance by Stockholder of this Agreement, and the consummation by Stockholder of the actions to be taken by it hereunder in accordance with terms hereof, do not and will not require any governmental approval or approval of a third party.

(c)            Non-Contravention. The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, (i) any provision of any contract to which the Stockholder is a party or by which any Covered Shares are bound; (ii) if the Stockholder is not a natural person, any trust or other organizational document of the Stockholder; or (iii) any order or any law, rule or regulation applicable to the Covered Shares.

(d)            Legal Actions. To the knowledge of Stockholder, as of the date hereof, there is no (i) order or action pending or threatened against Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Stockholder of its obligations under this Agreement.

(e)            Common Stock. The Stockholder has good and marketable title to, and sole voting rights with respect to the Covered Shares.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Section 5.01.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a)            Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes valid and binding obligations of Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, (i) any provision of any contract to which the Company is a party or by which any of its assets and properties are bound; (ii) the organizational documents of the Company; or (iii) any order or any law, rule or regulation applicable to the Company, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a material adverse effect on the Company.

ARTICLE VI
MISCELLANEOUS

Section 6.01.     Capacity as Stockholder. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any of its affiliates or representatives who is a director of the Company or any of its Subsidiaries (or any other representative of the Stockholder or any of its affiliates acting on behalf of or at the direction of such director in furtherance of his or her duties as a director) from taking, or refraining from taking, any action in his or her capacity as a director of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

Section 6.02.     Proxy Statement and Other Disclosures. The Stockholder hereby agrees to permit the Company to publish and disclose in a proxy statement or any other disclosure document required in connection with the Financing Transactions the Stockholder’s identity and beneficial ownership of the Covered Shares and the nature of the Stockholder’s commitments under this Agreement to the extent required by applicable Law; provided that any such disclosure shall, in each instance, be subject to the Stockholder’s prior review, comment and written approval, not to be unreasonably withheld, conditioned or delayed.

Section 6.03.     Specific Performance. Each party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 6.04.     Entire Agreement; Amendments and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

Section 6.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 6.06.     Governing Law. THIS AGREEMENT (INCLUDING Section 6.07) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

Section 6.07.     Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits to the exclusive jurisdiction of the State and Federal courts in the State of Delaware; and expressly submits and consents in advance to such jurisdiction in any action or suit relating to this Agreement to which it is a party, commenced in any such court or for recognition and enforcement of any judgment in respect thereof, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court;

(b)            hereby agrees that service of the summons, complaints, and other process issued in such action or suit may be made by registered or certified mail addressed to the relevant party at the addresses set forth in Section 6.09 and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(c)            WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(d)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6 any special, exemplary, punitive or consequential damages.

Section 6.08.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 6.09.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) business days after being sent by hand delivery in writing, by facsimile or electronic transmission, by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

Stockholder:	College Top Holdings, Inc.
770 Broadway, 4th Floor
New York, New York 10003
Attention: Deputy General Counsel, Transactions
Email: legalnotices@yahooinc.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Justin S. Rosenberg
Email: justin.rosenberg@stblaw.com

Company:	Edgio, Inc.
11811 North Tatum Blvd., Suite 3031
Phoenix, AZ 85028
Attention: Richard Diegnan
Email: rdiegnan@edg.io

With a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: Rod Miller; Jason Anderson
Email: rmiller@milbank.com; jtanderson@milbank.com

Section 6.10.     No Third Party Beneficiaries. Except as set forth herein, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

Section 6.11.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.12.     Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 6.13.     Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

Section 6.14.     No Recourse. This Agreement may only be enforced against, and any action or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, affiliate, agent, attorney or other representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, affiliate, agent, attorney, representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to any other person for any obligations or liabilities of any party under this Agreement or for any action or suit (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. Each Non-Recourse Party is an express third-party beneficiary of this Section 6.14.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

THE COMPANY:

EDGIO, INC.

By:	/s/ Richard Diegnan
Name: Richard Diegnan
Title: Chief Legal Officer

[Signature Page to Support Agreement]

THE STOCKHOLDER:

COLLEGE TOP HOLDINGS, INC.

By:	/s/ Monica Mijaleski
Name: Monica Mijaleski
Title: Chief Financial Officer

[Signature Page to Support Agreement]